Exhibit 10.3(b)


                AMENDED AND RESTATED FINANCIAL ADVISORY AGREEMENT


         THIS AMENDED AND RESTATED FINANCIAL ADVISORY AGREEMENT ("Agreement"), dated as of the 12th day of February, 1999, is by and between TJC MANAGEMENT CORPORATION, a Delaware corporation (the "Consultant"), and American Safety Razor Company, a Delaware corporation (the "Company"), and amends and restates the Financial Advisory Agreement, dated as of July 12, 1995, between Consultant and the Company (the "Prior Agreement", and as amended and restated hereby, the "Agreement").

                               W I T N E S E T H:

         WHEREAS, the Consultant has and/or has access to personnel who are highly skilled in the field of rendering advice to businesses and financial advice to the Company;

         WHEREAS, the Board of Directors of the Company has been made fully aware of the relationships of certain members of the Company's Board of Directors to the Consultant;

         WHEREAS, the Company has determined to enter into an Agreement and Plan of Merger, dated as of February 12, 1999, (the "Merger Agreement") by and among the Company, RSA Holdings Corp. of Delaware and RSA Acquisition Corp. (such agreement, together with all exhibits and schedules thereto, and all agreements, payments and transactions contemplated thereby, is collectively referred to as the "Company Sale");

         WHEREAS, the Company's Board of Directors has reviewed in detail and discussed the terms and provisions of this Agreement and the fairness of this Agreement and whether more favorable agreements for the Company could be obtained from unaffiliated third parties; and

         WHEREAS, the Company's Board of Directors has reviewed in detail and discussed the Company Sale Fee referenced in this Agreement, and in connection therewith, considered the surveys and advice of PaineWebber Incorporated and other market precedents, and considered the fairness of this Agreement and whether more favorable agreements for the Company could be obtained from unaffiliated third parties.

         WHEREAS, on the basis of its review of this Agreement, the Board of Directors of the Company deemed it advisable and in the best interests of the Company and necessary to the conduct, promotion, and attainment of the business objectives of the Company that the Company retain Consultant to provide business and financial advice to the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto do hereby agree as follows:

         1. The Company hereby retains the Consultant, through the Consultant's own personnel or through personnel available to the Consultant, to render consulting services from time to time to the Company and its subsidiaries (whether now existing or hereafter acquired), in connection with their financial and business affairs, their relationships with their lenders, stockholders and other third-party associates or affiliates, and the expansion of their businesses. The term of this Agreement shall commence the date hereof and continue until July 31, 2005, unless extended, or sooner terminated, as provided in paragraph 5 below. The Consultant's personnel shall be reasonably available to the Company's managers, auditors and other personnel for consultation and advice, subject to Consultant's reasonable convenience and scheduling. Services may be rendered at the Consultant's offices or at such other locations selected by the Consultant as the Company and the Consultant shall from time to time agree.

         2. (a) The Company shall pay to the Consultant, (i) an investment banking and sponsorship fee of up to two percent (2%) of the aggregate consideration paid (including non-competition, earnout, contingent purchase price, incentive arrangements and similar payments) (A) by the Company and/or its subsidiaries in connection with the acquisition by the Company and/or its subsidiaries of all or substantially all of the outstanding capital stock, warrants, options or other rights to acquire or sell capital stock, or all or substantially all of the business or assets of another individual, corporation, partnership or other business entity or (B) to the Company in connection with the sale by the Company of all or substantially all of the Company's and/or its subsidiaries' outstanding capital stock, warrants, options, or other rights to acquire or sell stock, or all or substantially all of the business or assets of the Company and/or its subsidiaries (each of the transactions described in clauses (A) and (B), a "Transaction"), including, but not limited to, any Transaction negotiated for the Company involving any affiliate of the Company or the Consultant, including, but not limited to, any Transaction involving, The Jordan Company, The Jordan Company LLC, MCIT PLC (now, JZ Equity Partners PLC), Jordan/Zalaznick Capital Company, Leucadia National Corporation or any affiliates of any of the foregoing (collectively, with the Consultant, the "Jordan Affiliates"); and (ii) a financial consulting fee of up to one percent (1%) of the amount obtained or made available pursuant to any debt, equity or other financing (including without limitation, any refinancing) by the Company and/or its subsidiaries with the assistance of Consultant, including, but not limited to, any financing obtained for the Company and/or its subsidiaries from one or more of the Jordan Affiliates. However, the amount of such fees payable in each such Transaction will be no less favorable to the Company than those that could be obtained from comparable, unaffiliated third parties, and will be subject to separate discussion and approval, in connection with each such Transaction, by each of a majority of the Board of Directors and a majority of the directors who are disinterested directors in relation to Consultant and its affiliates. Notwithstanding and in addition to the foregoing, if the Consultant renders services to the Company outside the ordinary course of business, the Company shall pay an additional amount equal to the value of such extraordinary services rendered by the Consultant as may be separately agreed to between the Consultant and the Company.

         (b) In recognition of Consultant's services in connection with the Company Sale, including preparing marketing materials, negotiating and working with investment bankers, negotiating certain terms of the Company Sale and advising the Company in connection therewith, the Company will pay to Consultant, upon the closing of the Offer (as defined in the Merger Agreement), a fee of $2.5 million and no further fees in connection with the Company Sale pursuant to this Agreement (the "Company Sale Fee"). The Company Sale Fee will be paid unconditionally at that time, and will not be subject to set-off, counterclaim or any other reduction. Subject to the closing of the Company Sale, no further fees or expenses will be payable to the Consultant pursuant to
Section 2 or Section 3.

         3. The Company shall reimburse Consultant for out-of-pocket expenses (including, without limitation, an allocable amount of the Consultant's overhead expenses, as determined by the Consultant in its sole discretion) incurred by the Consultant and its personnel in performing services hereunder to the Company and its subsidiaries upon the Consultant's rendering of a statement therefor, together with supporting data as the Company shall reasonably require.

         4. Notwithstanding the foregoing, the Company shall not be required to pay the fees under Section 2(a), (i) if and to the extent expressly prohibited by the provisions of any credit, stock, financing or other agreements or instruments binding upon the Company, its subsidiaries or properties, including, but not limited to, the Credit Agreement, (ii) if the Company has not paid interest on any interest payment date or has postponed or not made any principal payments with respect to any of their indebtedness on any scheduled payment dates, or (iii) if the Company has not paid dividends on any dividend payment date as set forth in its certificate of incorporation or as declared by its Board of Directors, or has postponed or not made any redemptions on any redemption date as set forth in its certificate of incorporation or any certificate of designation with respect to its preferred stock, if any. Any payments otherwise owed hereunder, which are not made for any of the above-mentioned reasons, shall not be canceled but rather shall accrue, and shall be payable by the Company promptly when, and to the extent, that the Company is no longer prohibited from making such payments and when the Company has become current with respect to such principal or interest payments, has become current with respect to such dividends and has made such redemptions with respect to such preferred stock, if any. Any payment required hereunder which is not paid when due shall bear interest at the rate of ten percent (10%) per annum. This Section 4 will not, in any event, restrict or limit the Company's obligations under Sections 2(b), 3, 8 and 9, which will be absolute and not subject to set-off, counterclaim or any other reduction.

         5. (a) This Agreement shall be automatically renewed for successive one-year terms starting July 31, 2005 unless either party hereto, within sixty
(60) days prior to the scheduled renewal date, notifies the other party as to its election to terminate this Agreement.

         (b) Upon the closing of the Company Sale and the payment in full of the Company Sale Fee and any other amounts owed to Consultant hereunder, Sections 1, 2, 3, 4 and 5 hereof will automatically terminate; provided, that the other Sections will survive any termination or expiration hereof.

         6. (a) The Consultant shall have no liability to the Company on account of (i) any advice which it renders to the Company, provided the Consultant believed in good faith that such advice was useful or beneficial to the Company at the time it was rendered, or (ii) the Consultant's inability to obtain financing or achieve other results desired by the Company or Consultant's failure to render services to the Company at any particular time or from time to time, or (iii) the failure of any transaction to meet the financial, operating or other expectations of the Company.

         (b) By virtue of this Agreement, the Consultant shall not be considered to be a fiduciary or agent of the Company or its stockholders. The Consultant's services and advice under this Agreement shall be solely to the Company's Board of Directors, chief executive officer and chief financial officer, and not directed to, or for the benefit of, any other persons, including the Company's stockholders and creditors.

         (c) Except to the extent that the Jordan Affiliates are shown in a final unappealable determination by the courts of competent jurisdiction to have engaged in criminal, fraudulent or intentionally improper conduct, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges on behalf of itself and any person acting by, through, or under or in concert with the Company thereof, or any of them, each of the Jordan Affiliates from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever known or unknown, emanating from, arising out of, or in any way whatsoever arising in connection with the Company Sale, including the Company Sale Fee, and the Company agrees that neither it, nor any person acting by, through, or under, the Company shall institute, pursue, encourage or assist any action or actions, cause or causes of action (in law or in equity), suits, or claims in state or federal court against or adverse to the Jordan Affiliates arising from or attributable to the Jordan Affiliates in connection with the foregoing.

         7. Notwithstanding anything contained in this Agreement to the contrary, the Company agrees and acknowledges that the Consultant, the Jordan Affiliates and their shareholders, employees, directors and affiliates intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and neither the Consultant, any of the Jordan Affiliates nor any of their shareholders, employees, directors or affiliates shall be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through the Company or offer such acquisitions, business transactions or other opportunities to the Company.

         8. (a) The Company will, and will cause each of its direct and indirect subsidiaries to, indemnify and hold harmless to the fullest extent permitted by applicable law, the Consultant and each of the other Jordan Affiliates, and each of the respective stockholders, members, partners, officers, directors, employees, representatives and agents of each of the foregoing, from and against any charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys' fees and costs actually incurred) arising as a result or in connection with this Agreement, the Consultant's services hereunder, the Company Sale or the Company Sale Fee.

         (b) The foregoing indemnified parties shall give the Company prompt written notice of any claim which they believe will give rise to such indemnification; provided, however, that the failure to give such notice, shall not affect the liability of the Company hereunder unless and to the extent the failure to give such notice adversely affects the ability of the Company to defend itself or to mitigate the damages sought in such claim. Except as hereinafter provided, the Company shall have the right to defend and to direct the defense against any such claim in its name or in the name of any indemnified party at the Company's expense and with counsel selected by agreement of the indemnified parties; provided, however, that the Company will not, without the indemnified parties' written consent, settle or compromise any claim or consent to any entry of judgement which does not include as an unconditional term thereof the giving the claimant or the plaintiff to the indemnified parties a release from all liability in respect of such claim. The indemnified parties shall cooperate in the defense of any such claim. If the Company, within a reasonable time after notice of a claim, fails to defend the indemnified parties, or if the Company is presented with different or conflicting defenses than the indemnified parties, then the indemnified parties shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of (subject to the limitations set forth herein) and for the account and risk of the Company, provided, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys.

         9. Any payments paid by the Company under this Agreement shall not be subject to set-off and shall be increased by the amount, if any, of any taxes (other than income taxes) or other governmental charges levied in respect of such payments, so that the Consultant is made whole for such taxes or charges.

         10. (a) This Agreement sets forth the entire understanding of the parties with respect to the Consultant's rendering of services to the Company. This Agreement may not be modified, waived, terminated or amended except expressly by an instrument in writing signed by the Consultant and the Company.

         (b) This Agreement may be assigned by either party hereto without the consent of the other party, provided, however, such assignment shall not relieve such party from its obligations hereunder. Any assignment of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         (c) In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

         (d) Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereinafter specify by written notice to the other party.

         (e) Each subsidiary of the Company shall be jointly and severally liable and obligated hereunder with respect to each obligation, responsibility and liability of the Company, as if a direct obligation of such subsidiary.

         (f) No waiver by either party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

         (g) The Consultant and its personnel shall, for purposes of this Agreement, be independent contractors with respect to the Company.

         (h) This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

         (i) The Jordan Affiliates and any other persons entitled to the benefits of Sections 6, 7, 8, 9 and 10, are intended third party beneficiaries under this Agreement.

         (j) The Company will reimburse the Jordan Affiliates and any such third party beneficiaries for any fees, costs and expenses, including legal fees and expenses and litigation costs, incurred in connection with enforcing their rights and interests under this Agreement.

         (k) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                 TJC MANAGEMENT CORPORATION


                                                 By: /s/ David W. Zalaznick
                                                     ----------------------
                                                      Name: David W. Zalaznick
                                                      Title:   President


                                                 AMERICAN SAFETY RAZOR COMPANY


                                                 By: /s/ Jonathan F. Boucher
                                                    ------------------------
                                                      Name: Jonathan F.Boucher
                                                      Title:   Vice President